PRICING SUPPLEMENT Dated June 5, 2018

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-224192
Supplementing the Preliminary Prospectus
Supplement, dated June 5, 2018 and the

Base Prospectus, dated April 6, 2018

AerCap Ireland Capital Designated Activity Company

AerCap Global Aviation Trust

$600,000,000 4.125% Senior Notes due 2023

Guaranteed by AerCap Holdings N.V.

Pricing supplement, dated June 5, 2018 (the “Pricing Supplement”) to the Preliminary Prospectus Supplement, dated June 5, 2018 (the “Preliminary Prospectus Supplement”), and the related Base Prospectus, dated April 6, 2018 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus, the “Prospectus”), of AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust.

This Pricing Supplement relates only to the securities described below and should only be read together with the Prospectus. This Pricing Supplement is qualified in its entirety by reference to the Prospectus. The information in this Pricing Supplement supplements the Prospectus and supersedes the information in the Prospectus to the extent inconsistent with the information in the Prospectus.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

Issuers:	AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust

Notes Offered:	4.125% Senior Notes due 2023 (the “Notes”)

Underwriters:

Joint Book-Running Managers: Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Morgan Stanley & Co. LLC, SunTrust Robinson Humphrey, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Santander Investment Securities Inc., TD Securities (USA) LLC and Wells Fargo Securities, LLC

Co-Managers: Citizens Capital Markets, Inc., Fifth Third Securities, Inc. and Société Générale

Trade Date:	June 5, 2018

Settlement Date:

June 12, 2018 (T+5)

We expect that delivery of the Notes will be made to investors on or about June 12, 2018, which will be the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before the date of delivery should consult their advisors.

Ratings:	Baa3 / BBB- / BBB- (Moody’s / S&P / Fitch)[1]

Distribution:	SEC Registered

Principal Amount:	$600,000,000

Maturity Date:	July 3, 2023

Coupon:	4.125%

Issue Price to Public:	99.749% plus accrued interest, if any, from June 12, 2018

Gross Proceeds:	$598,494,000

Benchmark Treasury:	UST 2.750% due May 31, 2023

Benchmark Treasury Price:	99-30+

Benchmark Treasury Yield:	2.760%

[1]	These ratings have been provided by Moody’s, S&P and Fitch. A securities rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time and each rating should be evaluated independently of any other rating.

Spread to Benchmark Treasury:	+ 142 basis points

Yield to Maturity:	4.180%

Interest Payment Dates:	January 3 and July 3, beginning on January 3, 2019

Optional Redemption:	Following issuance and prior to June 3, 2023, make-whole call at T+25 basis points. At any time on or after June 3, 2023, par call.

CUSIP / ISIN:	00774M AF2 / US00774MAF23

Denominations:	$150,000 and integral multiples of $1,000 in excess thereof

THIS INFORMATION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE SECURITIES OR THE OFFERING. PLEASE REFER TO THE PROSPECTUS FOR A COMPLETE DESCRIPTION.

THE ISSUERS HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUERS HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUERS AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS BY CALLING CITIGROUP GLOBAL MARKETS INC. TOLL FREE AT (800) 831-9146, CREDIT AGRICOLE SECURITIES (USA) INC. TOLL FREE AT (866) 807-6030, MORGAN STANLEY & CO. LLC TOLL FREE AT (866) 718-1649 OR SUNTRUST ROBINSON HUMPHREY, INC. TOLL FREE AT (800) 685-4786.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

THIS COMMUNICATION IS NOT INTENDED TO BE A CONFIRMATION AS REQUIRED UNDER RULE 10b-10 OF THE SECURITIES EXCHANGE ACT OF 1934. A FORMAL CONFIRMATION WILL BE DELIVERED TO YOU SEPARATELY.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.